SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, For Use of Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240, 14a-11(c) or 240, 14a-12


                           SPECIAL METALS CORPORATION
                  (Name of Registrant Specified in its Charter)
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee:
(Check the appropriate box)

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:
2)   Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
4)   Proposed maximum aggregate value of transaction:
5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)   Amount Previously Paid:
2)   Form, Schedule or Registration Statement No.:
3)   Filing Party:
4)   Date Filed:

                           SPECIAL METALS CORPORATION
                           4317 MIDDLE SETTLEMENT ROAD
                          NEW HARTFORD, NEW YORK 13413

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  MAY 28, 1998


TO OUR STOCKHOLDERS:

         The Annual Meeting of the stockholders of Special Metals Corporation, a Delaware corporation (the "Company"), will be held at the Radisson Hotel - Utica Centre, 200 Genesee Street, Utica, NY 13502 at 11:00 a.m., May 28, 1998 to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

         1. To elect three directors each to serve as a Class I Director for the ensuing three years and until their successors are duly elected and qualified.

         2. To ratify the appointment of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 1998.

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on April 13, 1998 as the record date for determination of stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote.

         TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.

         If you do plan to attend the Annual Meeting in person, we would appreciate your response by indicating at the appropriate place on the proxy card enclosed.


                                      By Order of the Board of Directors,

                                      Robert F. Dropkin
                                      Secretary


New Hartford, New York
April 15, 1998

                           SPECIAL METALS CORPORATION
                           4317 MIDDLE SETTLEMENT ROAD
                          NEW HARTFORD, NEW YORK 13413

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                           MEETING DATE: MAY 28, 1998

         This Proxy Statement is being sent on or about April 15, 1998 in connection with the solicitation of proxies by the Board of Directors of Special Metals Corporation, a Delaware corporation (the "Company"). The proxies are for use at the 1998 Annual Meeting of the Stockholders of the Company (the "Annual Meeting"), which will be held at the Radisson Hotel - Utica Centre, 200 Genesee Street, Utica, NY 13502, on May 28, 1998, at 11:00 a.m., and at any meetings held upon adjournment thereof (the "Annual Meeting"). The record date for the Annual Meeting is the close of business on April 13, 1998 (the "Record Date"). Only holders of record of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any meetings held upon adjournment thereof.

         A proxy card is enclosed. Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage-prepaid envelope provided, to ensure that your shares will be voted at the Annual Meeting. Any stockholder who returns a proxy in such form has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Annual Meeting for (i) the nominees for election as directors as set forth in this Proxy Statement, (ii) the ratification of the appointment of Ernst & Young LLP as independent accountants for the Company and
(iii) with regard to all other matters which may properly come before the Annual Meeting, for or against such matters as recommended by the Board of Directors, in its discretion.

         An Annual Report to Stockholders for the year ended December 31, 1997, including financial statements, is being concurrently distributed to stockholders of record as of the Record Date. The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders.

                                VOTING SECURITIES

         At the Record Date, there were 15,479,000 shares of Common Stock outstanding. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum, but are not considered as having voted for purposes of determining the outcome of a vote. No other voting securities of the Company were outstanding at the Record Date. Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. Each director will be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting. The ratification of the appointment of the independent accountants must be approved by a majority vote of the stockholders present in person or represented by proxy at the Annual Meeting.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of April 13, 1998 with respect to beneficial ownership of shares of the Common Stock by (i) all stockholders known by the Company to be beneficial owners of more than 5% of such class, (ii) each director, (iii) each executive officer named in the Summary Compensation Table included in this Proxy Statement and (iv) all directors and executive officers as a group. Unless otherwise indicated in the notes below, the address of each beneficial owner is in care of Special Metals Corporation, 4317 Middle Settlement Road, New Hartford, New York 13413.

                                                     Shares of Common Stock
                                                       Beneficially Owned
                                                  -----------------------------
                                                   Number            Percentage
Name and Address of Beneficial Owner              of Shares           of Class
------------------------------------              ---------           --------

Societe Industrielle de Materiaux Avances
("SIMA") (1)(2).................................. 5,952,000               38.5%
LWH Holding S.A. ("LWH")(2)(3)................... 3,580,500               23.1%
Advanced Materials Investments Holding,
S.A. ("AMI")(2)(4)............................... 2,092,500               13.5%
Donald R. Muzyka(5)..............................     4,000                  *
Donald C. Darling(5).............................     3,000                  *
Robert D. Halverstadt(5).........................     1,500                  *
Raymond F. Decker(5).............................     1,000                  *
Antoine G. Treuille(5)...........................     1,000                  *
Robert F. Dropkin(5).............................       500                  *
Thomas E. MacDonald(5)...........................       200                  *
James D. Page(5).................................        --                  *
Edouard Duval(1).................................        --                  *
All Directors and Executive Officers as a
group (10 persons)...............................    12,200                  *

-----------------
*    less than 1%

(1) SIMA's address is 41, Rue de Villiers, BP120, 92202 Neuilly Sur Seine, Cedex, France. Mr. Duval's address is in care of SIMA. The common equity of SIMA is beneficially owned by members of the Duval family and certain related parties. Edouard Duval, a director of the Company, is a Directeur General of SIMA and has a minority equity interest in SIMA.

(2) The Company, SIMA, AMI and LWH have entered into the Stockholders Agreement, which provides for certain voting rights, nominating rights and transfer restrictions. See "Stockholders Agreement."

(3) LWH's address is Boulevard Royal 3, L-2449 Luxembourg. Carlos Luis Landin beneficially owns 100% of the capital stock of LWH and may be deemed to beneficially own the shares of Common Stock owned of record by LWH. Mr. Landin's address is in care of LWH.

(4) AMI's address is 3A Rue Guillaume Kroll, L-1882 Luxembourg. Jean Chauveau beneficially owns 100% of the capital stock of AMI and may be deemed to beneficially own the shares of Common Stock owned of record by AMI. Mr. Chauveau's address is in care of AMI.

(5) In the case of Drs. Muzyka and Decker and Messrs. Darling, Halverstadt, Treuille, Dropkin, MacDonald and Page, excludes shares of Common Stock issuable upon exercise of options, none of which are exercisable until February 25, 1999.

STOCKHOLDERS AGREEMENT

         SIMA, LWH and AMI (the "Principal Stockholders") and the Company are parties to a Stockholders Agreement (the "Stockholders Agreement"). Under the Stockholders Agreement, the Company has agreed to nominate a number of persons for election as directors who are designated by the Principal Stockholders (based on the aggregate Common Stock ownership percentage of the Principal Stockholders).


     Percentage Of Director Nominees            Outstanding Common Stock
  Designated By Principal Stockholders(1)    Held By Principal Stockholders
  ---------------------------------------    ------------------------------

                   56%                                35% or more
                   42%                       27% or more but less than 35%
                   28%                       19% or more but less than 27%
                   14%                       10% or more but less than 19%
                    0%                                Less than 10%

---------------------

(1) Percentage rounded up to the nearest whole number of directors.

         In addition, the Principal Stockholders have agreed, in connection with a vote relating to any matter other than the election of directors, to vote all shares of Common Stock beneficially owned by them (the "Principal Shareholder Shares") unanimously as a group in accordance with the instructions of the holders of a majority of the Principal Stockholder Shares (the "Majority Stockholders"). In the case of a vote for the election of directors, the Principal Stockholders have agreed to vote the Principal Stockholder Shares (a) in accordance with the instructions of the Majority Stockholders as to that number of directors equal to the maximum number of directors that is less than 50% of the directors then in office and (b) in accordance with the instructions of the SuperMajority Stockholders (defined below) as to all other directors. If the SuperMajority Stockholders are unable to agree as to any such vote, each Stockholder shall be entitled to vote its shares with respect to such vote in its discretion. "SuperMajority Stockholders" means the Stockholders who hold a number of shares of common stock at least equal to one plus the number of shares of common stock beneficially owned by SIMA; provided that if such Shares do not equal 50% of the voting shares of the Corporation's capital stock entitled to vote for directors ("Voting Shares"), SuperMajority Stockholders shall mean the Majority Stockholders. At such time as the Principal Stockholders no longer hold 50% of the outstanding Voting Shares, all Principal Stockholder Shares shall be voted unanimously as a group in accordance with the instructions of the Majority Stockholders, including with respect to the election of directors.

         Based on the present board size of seven, the Principal Stockholders are able to designate at least four nominees for election to the Board of Directors of the Company. The Company has agreed to use its best efforts to cause the election of such nominees. If a director who is designated by the Principal Stockholders resigns, is removed or dies, the Company has agreed to elect another director designated by the Principal Stockholders to the extent that the Principal Stockholders are entitled to designate such director according to the procedures described above.

         The Stockholders Agreement also contains transfer restrictions relating to the Principal Stockholder Shares. A Principal Stockholder may not sell its shares of Common Stock unless it first offers such shares to one or both of the other Principal Stockholders at a price equal to the lower of (i) the proposed sale price and (ii) the average sales price of the Common Stock over the 20-trading- day period prior to the exercise date of the right of first refusal. Under the Stockholders Agreement, each of the Principal Stockholders and the Company has agreed not to hire any employee of any other party to the Stockholders Agreement without the prior consent of such other party. The Stockholders Agreement will terminate when the Principal Stockholders beneficially own, in the aggregate, less than 10% of the outstanding Common Stock of the Company.

                              ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of seven members and is divided into three classes (each a "Class") serving staggered terms. At the Annual Meeting, the stockholders will elect three Class I Directors for a term of three years expiring at the first annual meeting of the Company's stockholders following the end of the Company's fiscal year ending December 31, 2000 and until their respective successors shall have been duly elected and qualified. The term of the Class II Directors expires at the first annual meeting of the Company's stockholders following the end of the Company's fiscal year ending December 31, 1998, and the term of the Class III Directors expires at the first annual meeting of the Company's stockholders following the end of the Company's fiscal year ending December 31, 1999, at which times Directors of the appropriate Class will be elected for three-year terms. The three nominees are presently serving as Directors of the Company. If no direction to the contrary is given, all proxies received by the Board of Directors will be voted "FOR" the election as Class I Directors of Donald C. Darling, Raymond F. Decker, and Robert F. Dropkin. The Class I Directors will be elected by a plurality of the votes cast. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. The Board of Directors knows of no reason to anticipate that this will occur.

         Biographical information follows for each person nominated and each Director whose term of office continues after the meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF SUCH NOMINEES.

NOMINEES

CLASS I DIRECTORS

         Mr. Donald C. Darling has been Vice President--Administration and Chief Financial Officer of the Company since September, 1993 and served as Vice President and Chief Financial Officer of the Company since 1989. He joined Specials Metals in 1980, serving in supervisory, financial planning, and strategic management positions. He has 21 years of metals-related experience and holds degrees in Business Management, including a Masters in Accounting, from the School of Management-SUNY/Binghamton. Mr. Darling has been a director of the Company since 1991.

         Mr. Robert F. Dropkin has been Vice President and Chief Legal Counsel since 1985 and Secretary since 1987. He joined Special Metals in 1984. Prior to that, he held various legal positions with Cabot Corporation and Allegheny Ludlum Industries and has 29 years of metals-related experience. Mr. Dropkin holds a metallurgical engineering degree and a J.D. degree from George Washington University. Mr. Dropkin has been a director of the Company since 1987.

         Dr. Raymond F. Decker has been a director of the Company since 1990. He is founder of USP Holdings, Inc. and Thixomat, Inc., companies that commercialize materials technology, and has been the Chairman of the Board of such companies since 1989. Dr. Decker was Vice President for Research of Michigan Technological University from 1982 to 1986 and Vice President for Corporate Technology of Inco, Ltd. from 1978 to 1982. He was President of ASM International, the largest technical society for metals, in 1987. Dr. Decker holds a Ph.D. from the University of Michigan and has specialized in superalloys for 47 years. Dr. Decker is also a director of Lindberg Corporation, a heat treating company, and Wavemat, Inc., a microwave equipment manufacturer.

CONTINUING DIRECTORS

CLASS II DIRECTORS

         Mr. Robert D. Halverstadt has been Chairman of the Board since 1987 and was President of the Company from 1974 to 1982. Prior to that, he was Group Vice President of the Product and Process Group at Booz Allen and Hamilton with responsibility for its contract research and engineering businesses, including Foster D. Snell, Inc., the biological and chemical company, Design and Development, Inc., the electro-mechanical engineering company, and the Environmental Resources Group. Earlier he was Manager of the Thomson Engineering Laboratory at General Electric Company in Lynn, Massachusetts, responsible for materials development and application in the General Electric line of small gas turbine engines. He holds a degree from Case Institute of Technology and is a director of Carus Corporation, a manufacturer of manganese-based chemicals.

         Mr. Antoine G. Treuille has been a director of the Company since 1987. He has been a Managing Director of Financo, Inc., an investment banking firm, since March 1998 and has been President of Charter Pacific Corporation, a financial services company, since 1996. From May 1993 to March 1996, he was a Senior Vice President of Desai Capital Management, Inc., an investment management company, and, from August 1985 to April 1993, he was an Executive Vice President at Entrecanales Inc., a private investment company. He currently serves as a director of Eye Care Center of America, Inc. and Societe Bic, a publicly traded French company.

CLASS III DIRECTORS

         Dr. Donald R. Muzyka has been President and a director of Special Metals since joining the Company in 1990. He was appointed Chief Executive Officer in October 1996. Before joining the Company, Dr. Muzyka held several executive positions serving the aerospace industries. He has 37 years of metals-related experience, including service with Cabot Corporation, Carpenter Technology Corporation ("Cartech"), and the Pratt & Whitney Division of United Technologies Corporation. Dr. Muzyka holds several degrees, including a Ph.D. in Material Science from the Thayer School of Engineering-Dartmouth College. Dr. Muzyka is also a director of Aviall, Inc., an aircraft parts distributor, and CSM Industries, Inc., a metals company.

         Mr. Edouard Duval has been a director of the Company since 1987. He is a Directeur General of Aubert & Duval, a French steel and alloy producer, and SIMA, a holding company which controls Aubert & Duval and other industrial firms. Mr. Duval has more than 20 years experience at Aubert & Duval and SIMA in the marketing, sale and management of superalloy and special metallurgical products for both aerospace and industrial applications.

MEETINGS AND COMMITTEES

         The Company has an Audit Committee and a Compensation Committee. There is no standing nominating committee.

         The Audit Committee, currently comprised of Dr. Decker and Mr. Treuille, oversees the Company's independent auditors and, together with the Company's independent auditors, reviews the Company's accounting practices, internal accounting controls and financial results. The Compensation Committee, currently comprised of Mr. Halverstadt and Mr. Duval, establishes salaries, incentives, and other forms of compensation for the Company's directors and officers and recommends policies relating to the Company's benefit plans.

         During the fiscal year ended December 31, 1997, there were three meetings of the Board of Directors, three meetings of the Compensation Committee and no meetings of the Audit Committee. Each Director attended all of the meetings of the Board and the meetings held by all committees on which he served.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following persons are the executive officers and directors of the Company.


          NAME              AGE                   POSITION
          ----              ---                   --------

Donald R. Muzyka..........  59   President, Chief Executive Officer and Director
Donald C. Darling.........  45   Vice President-Administration, Chief Financial
                                 Officer and Director
Robert F. Dropkin.........  57   Vice President, Secretary, Chief Legal Counsel
                                 and Director
Gernant E. Maurer.........  48   Vice President-Technology
Thomas E. MacDonald.......  55   Vice President-Sales/Marketing and Product
                                 Management
James D. Page.............  55   Vice President-Operations
Robert D. Halverstadt.....  77   Chairman of the Board of Directors
Raymond F. Decker.........  67   Director
Edouard Duval.............  53   Director
Antoine G. Treuille.......  49   Director

         Set forth below are biographies of executive officers of the Company who are not also directors.

         Mr. Thomas E. MacDonald has been Vice President--Sales/Marketing and Product Management since joining the Company in 1991. Prior to that he was Vice President of Market Development with Slater Steel Corporation and held positions with Cartech and LTV Steel Company, Inc., a subsidiary of the LTV Corporation. He has 31 years of metals-related experience and holds a degree in Metallurgical Engineering, with a Masters in Business Administration, from the University of Michigan.

         Dr. Gernant E. Maurer has been Vice President--Technology since 1987 and has served in several management positions, including Director of Technology, since joining Special Metals in 1976. He has 26 years of metals-related experience and holds several degrees, including a Ph.D. in Materials Engineering from Rensselaer Polytechnic Institute.

         Mr. James D. Page has been Vice President--Operations since joining the Company in August 1993. Prior to that he was Vice President of Operations with the RMI Titanium Company from July 1990 to August 1993 and held positions with Titanium Metals Corporation, Howmet Corporation, and NF&M Corporations. He has 29 years of metals-related experience, and holds a degree in Engineering Physics and a Masters in Aeronautical Engineering from Cornell University.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its most recent fiscal year and upon written representations from persons known to the Company to be subject to Section 16 of the Exchange Act (a "reporting person"), no reporting person did not file when due reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 1997.

COMPENSATION OF MEMBERS OF THE BOARD OF DIRECTORS

         For serving as a director of the Company, non-employee directors receive a $14,000 annual fee plus $1,000 for each meeting of the Board of Directors or committee of the Board of Directors that they attend. In addition, Messrs. Halverstadt and Treuille and Dr. Decker received options to purchase 22,500, 22,500 and 5,000 shares of common stock, respectively, during fiscal 1997.

         The Company also has consulting agreements with Mr. Treuille for financial services advice, Dr. Decker for technical advice and Mr. Halverstadt and a sole proprietorship of Mr. Halverstadt. See "Certain
Transactions--Consulting Arrangements." Upon completion of the Company's initial public offering ("the Offering") in February 1997, Messrs. Treuille and Halverstadt each received a $70,000 success fee for advice rendered in connection with the Offering.

EXECUTIVE COMPENSATION

         The following table sets forth information with respect to the compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the fiscal years ended December 31,

1995, 1996 and 1997. The principal components of such individuals' current cash compensation are the annual base salary and annual bonus included in the Summary Compensation Table. Also described below is the estimated future compensation such individuals can receive under the Company's retirement plans.


                           SUMMARY COMPENSATION TABLE


                                                                                     LONG TERM COMPENSATION
                                                         ANNUAL COMPENSATION                 AWARDS
                                                         -------------------         ----------------------
                                                                                                   SECURITIES
                                                                                    RESTRICTED       UNDERLY-
                                                                                      STOCK            ING          ALL OTHER
                                                                      BONUS ($)      AWARDS ($)      OPTIONS        COMPENSA-
                                               YEAR    SALARY ($)        (1)           (2)             (#)          TION ($)(3)
       NAME AND PRINCIPAL POSITION             ----    ----------     ---------    -------------    ----------      -----------
Donald R. Muzyka.............................  1997      $219,996     $130,900            36,000        45,000         $6,344
    President and Chief Executive Officer      1996       194,758       99,121                --            --          6,118
                                               1995       185,558       53,288                --            --          5,820

Donald C. Darling............................  1997       120,000       67,200            36,000        22,500          6,503
    Vice President-Administration              1996       108,156       44,183                --            --          6,374
    and Chief Financial Officer                1995       102,728       29,830                --            --          5,845

James D. Page................................  1997       116,484       55,912                --        22,500          5,373
    Vice President-Operations                  1996       116,085       44,183                --            --          5,149
                                               1995       112,958       30,269                --            --          4,959

Robert F. Dropkin............................  1997       116,424       72,992                --        22,500          5,373
    Vice President, Secretary and Chief        1996       116,625       44,183                --            --          5,373
    Legal Counsel                              1995       112,899       33,766                --            --          4,975

Thomas E. MacDonald..........................  1997       113,364       57,106                --        22,500          5,130
    Vice President-Sales & Marketing           1996       113,102       44,183                --            --          4,136
    and Product Management                     1995       112,488       30,139                --            --          4,588

--------------------------

(1) Includes discretionary bonuses earned by the Named Executive Officers and amounts earned pursuant to the Company's 1995, 1996 and 1997 Profit Sharing Plans. All salaried employees were eligible to participate in the Company's 1995, 1996 and 1997 Profit Sharing Plans. The plans provided for a profit sharing pool based on the Company's financial performance. The profit sharing pool was divided among participants based on the midpoint of their salary grade.

(2) Dr. Muzyka and Mr. Darling each received an award of 2,000 shares of restricted stock on July 24, 1997. The value of each award was $36,000 based on a closing stock price of $18.00 on that date. At December 31, 1997, Dr. Muzyka and Mr. Darling each held 1,000 shares of unvested restricted stock with a value of $18,000 based on a closing stock price of $18.00 per share on that date. Such restricted stock vested in full on February 25, 1998.

(3) Includes for Dr. Muzyka and Messrs. Darling, Page, Dropkin and MacDonald $4,750, $4,750, $4,750, $4,750 and $4,750, respectively, for 1997;
        $4,750, $4,750, $4,750, $4,750 and $3,873, respectively, for 1996 and
        $4,620, $4,240, $4,589, $4,620 and $4,468, respectively, for 1995 in
        Company match under the Special Metals Corporation 401(k) Plan (Salaried Employees), a defined contribution plan established under section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Also includes for Dr. Muzyka and Messrs. Darling, Page, Dropkin and MacDonald $1,594, $253, $623, $623 and $380, respectively, for 1997; $1,368, $124,
        $399, $623 and $262, respectively, for 1996 and $1,200, $105, $370, $355 and $120, respectively, for 1995 for the value of premiums paid for group term life policies in excess of $50,000.

         The following table provides certain summary information concerning individual grants of stock options made to each of the executives named in the Summary Compensation Table above during the fiscal year ended December 31, 1997.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                              -----------------------------------------------------------
                                                                                                    POTENTIAL REALIZABLE
                              NUMBER OF                                                               VALUE AT ASSUMED
                              SECURITIES     % OF TOTAL                                               ANNUAL RATES OF
                              UNDERLYING      OPTIONS                                                   STOCK PRICE
                              ----------      GRANTED                                                   APPRECIATION
                                            TO EMPLOYEES     EXERCISE OF                       ---------------------------
                               OPTIONS          IN            BASE PRICE       EXPIRATION
          NAME                GRANTED(#)    FISCAL YEAR       ($/SHARE)           DATE             5%               10%
---------------------------   ----------    -----------      -----------       ----------      ---------         ---------
Donald R. Muzyka...........     45,000         15.2%           $16.50             (1)            467,100         1,183,500
Donald C. Darling..........     22,500          7.6%           $16.50             (1)            233,550           591,750
James D. Page..............     22,500          7.6%           $16.50             (1)            233,550           591,750
Robert F. Dropkin..........     22,500          7.6%           $16.50             (1)            233,550           591,750
Thomas E. MacDonald........     22,500          7.6%           $16.50             (1)            233,550           591,750

---------------------------

(1) One half of these options vest in fiscal 1999, one fourth vest in fiscal 2000, and one fourth vest in fiscal 2001. All options expire on February 25, 2007 with certain exceptions based on continued employment by the Company.

         The following table sets forth information concerning the value of unexercised options as of December 31, 1997 held by the executives named in the Summary Compensation Table above.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                                     NUMBER OF SECURITIES
                                 SHARES                                   UNDERLYING                       VALUE OF UNEXERCISED
                                ACQUIRED          VALUE               UNEXERCISED OPTIONS                  IN-THE-MONEY OPTIONS
                              ON EXERCISE        REALIZED             AT-FISCAL-YEAR END(#)               AT-FISCAL-YEAR-END ($)
        NAME                      (#)              ($)             EXERCISABLE/UNEXERCISABLE            EXERCISABLE/UNEXERCISABLE
-------------------------     -----------        --------          -------------------------            -------------------------
Donald R. Muzyka.........          -                -                   0         45,000                     0         67,500
Donald C. Darling........          -                -                   0         22,500                     0         33,750
James D. Page............          -                -                   0         22,500                     0         33,750
Robert F. Dropkin........          -                -                   0         22,500                     0         33,750
Thomas E. MacDonald......          -                -                   0         22,500                     0         33,750

-------------------------

(1)     Based on a closing stock price at December 31, 1997 of $18.00 per share.


EMPLOYMENT AND SEVERANCE AGREEMENTS

         The Company has entered into employment agreements with Dr. Muzyka, Mr. Dropkin and Mr. Darling. The agreements provide for an annual salary which is subject to adjustment based on periodic performance review and for participation in employee benefit plans made available to salaried employees. Dr. Muzyka's employment agreement also provides that he may participate in the Special Metals Corporation Equity Appreciation Rights Plan and the Special Metals Corporation

Supplemental Retirement Income Plan and that his rights and benefits under these plans shall fully vest upon a "change of control" of the Company (as defined below).

         Dr. Muzyka's employment agreement provides that he shall continue to receive his salary, bonus and other employee benefits for a period of 18 months following notice of termination other than for "cause" (as defined in the agreement). The Company may terminate Dr. Muzyka's employment for "cause" upon 30 days' written notice. The employment agreements with Messrs. Darling and Dropkin provide that their respective terms of employment shall continue for (i) 18 months following notice of termination from the Company other than for "cause" (as defined in their respective employment agreements); (ii) 90 days following notice of termination by the employee; (iii) six months following the employee's death or disability; or (iv) two months if the Company, in good faith and after advance written notice to the employee, determines that the employee has failed to adhere to the terms of his employment agreement or has engaged in conduct which would injure the reputation of the Company or otherwise materially adversely affect the Company's interest if the employee remained employed by the Company. In addition, in the event that Mr. Darling or Mr. Dropkin is terminated by the Company for reasons other than for "cause," for a period of 18 months after his employment terminates, the Company will continue to pay his salary and bonus and provide him with continued employee benefits. Each of the employment agreements provides that the employee shall not engage in any business similar to the business carried on by the Company so long as the Company is obligated to pay the employee a salary and that the Company will retain all rights to any inventions and innovations developed by the employee during his respective employment with the Company.

         The Company has also entered into severance agreements with Messrs. MacDonald and Page. These agreements provide that employee's employment shall continue for a period of twelve months following a "change of control" of the Company (the "Severance Period") at the employee's then-current salary and such employee will receive bonus and profit sharing payments and employee benefits during such period. The Company shall also provide the employee with out-placement services. The Company may continue to assign duties to the employee during the first six months of the Severance Period, provided that such duties do not require more than 80 hours of work in any calendar month. The agreements further provide that the employee shall provide the Company with at least 90 days' advance written notice before terminating his employment.

         In each of the employment and severance agreements described above, a "change of control" is defined to mean any transaction or series of related transactions which causes beneficial ownership or voting rights with respect to more than 50% of the capital stock or all or substantially all of the assets of the Company to be transferred, except for transactions within Aubert & Duval or between the shareholders of Aubert & Duval.

SALARIED EMPLOYEE RETIREMENT PLAN

         The Amended and Restated Pension Plan for Salaried Employees of Special Metals Corporation (the "Salaried Retirement Plan") covers full-time and part-time salaried employees of Special Metals and is intended to meet the requirements of section 401(a) of the Code. Generally, under the Salaried Retirement Plan participants with five years of service become entitled to receive a basic retirement benefit upon retirement at age 65. Benefits under the Salaried Retirement Plan are calculated using a career average benefit formula which has been updated, from time to time, to make adjustments for final average earnings. For participants who retire or terminate their employment after December 31, 1997, the retirement benefit equals the sum of: (i) 1.25% of final average earnings as of December 31, 1997 multiplied by years of service as of December 31, 1997; and (ii) 1.25% of average monthly earnings commencing January 1, 1998 multiplied by years of service after December 31, 1997. In calculating benefits, "final average earnings' is the average of the highest five consecutive years of earnings out of the last ten years, as of December 31, 1997. Earnings taken into account for calculating benefits under the plan include base salary, bonuses, profit sharing, overtime, commissions and deferrals made under certain plans maintained by the Company, including any Code section 401(k) savings plan or Code section 125 cafeteria plan, and are subject to limits imposed by the Code, including Code section 401(a)(17) (generally, limiting compensation to $150,000 per year, as indexed). Payments are made in the form of a joint and survivor annuity (for married employees) or single life annuity (for single employees), unless another form of benefit is elected by the participant in accordance with the terms of the plan. The plan contains provisions for early retirement benefits and supplements, special retirement benefits and supplements for termination due to a plant or department reorganization or closing, payments upon disability and spousal death benefits. The estimated annual benefit payable under the Salaried Retirement Plan at age 65 is $30,357, $79,544, $30,051, $40,685 and $35,090 for each of Dr. Muzyka and
Messrs. Darling, Page, Dropkin and MacDonald, respectively, assuming annual salary increases of 5.0% and 3.0% annual increases in the compensation limit under Code Section 401(a)(17).

EQUITY RIGHTS PLAN

         The Special Metals Corporation Equity Appreciation Rights Plan (the "Equity Rights Plan") provides for the grant of rights to receive cash payments based on the appreciation of the book value of the Company, as defined in the Equity Rights Plan ("Rights"). Each Right is based on the total book value of the Company at the date of grant, divided by 10,000,000 and appreciation is calculated using aggregate after-tax profits after the date of grant. Rights are generally exercisable from the fifth anniversary of the date of grant until the tenth anniversary of the date of grant, or earlier in the event of a "change of control" of the Company (as defined in the Equity Rights Plan), termination without "cause" (as defined in the Equity Rights Plan), retirement at age 65, death or disability. Rights are forfeited in the event the holder is terminated by the Company for cause. Dr. Muzyka is the only current participant in the Equity Rights Plan. He has received 50,000 Rights, none of which were granted in the fiscal year ended December 31, 1997. As of December 31, 1997, 10,000 of such Rights are exercisable until 2000, 10,000 are exercisable until 2001 and 10,000 are exercisable until 2002. The remaining 20,000 Rights will become exercisable in 10,000 Right increments in 1998 and 1999 and will be exercisable for five years after becoming exercisable.

         The following table summarizes the value of Dr. Muzyka's Rights under the Equity Rights Plan as of December 31, 1997.

                       Number of Units Underlying    Value of Unexercised In-the
                       Unexercised Options/SARS at      Money Options/SARS at
                          December 31, 1997 (#)         December 31, 1997 ($)
                              Exercisable/                  Exercisable/
Name                         Unexercisable                 Unexercisable
----                         -------------                 -------------
Donald R. Muzyka......       30,000/20,000                $84,100/$71,300

SUPPLEMENTAL RETIREMENT INCOME PLAN

         The Company has adopted the Special Metals Corporation Supplemental Retirement Income Plan (the "SRIP") which covers only Dr. Muzyka. The SRIP is intended to grant Dr. Muzyka supplemental retirement benefits equal to the difference between (i) the benefits that Dr. Muzyka would have received under his prior employer's pension plan had he remained at his prior employer until he was age 65, based on his "average compensation" (as defined in the SRIP) at Special Metals and (ii) his vested accrued benefits under the prior employer's pension plan and the Salaried Retirement Plan. Compensation for purposes of the SRIP includes bonus and profit sharing payments and amounts of income deferred under deferred compensation plans of the Company. Benefits under the SRIP will ratably vest over a 10-year period subject to immediate vesting upon a "change of control" of the Company (as defined in the SRIP) and special and accelerated vesting in the event of death, disability or other termination of employment. Based on Dr. Muzyka's compensation and years of service, he would be entitled to estimated annual benefits of $70,431 under the SRIP at normal retirement age 65.

STOCK INCENTIVE PLAN

         In January 1997, the Board of Directors of the Company adopted, and the Company's stockholders approved, the Special Metals Corporation 1997 Long-Term Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan is administered by the Board of Directors of the Company. The Board of Directors is referred to in such capacity as the "Stock Plan Committee." Officers, other key employees and directors of the Company or any of its subsidiaries are eligible to be designated as a participant under the Stock Incentive Plan (a "Participant"). The Stock Plan Committee has the sole and complete authority to determine the Participants to whom awards shall be granted under the Stock Incentive Plan.

         Subject to anti-dilution provisions for stock splits, stock dividends and other corporate events, the Stock Incentive Plan authorizes the grant of awards to Participants with respect to a maximum of 800,000 shares of the Company's Common Stock ("Shares"), which awards may be made in the form of (i) nonqualified stock options; (ii) stock options intended to qualify as incentive stock options under section 422 of the Code; (iii) stock appreciation rights;
(iv) restricted stock and/or restricted stock units; (v) performance awards and
(vi) other stock based awards; provided, that the maximum number of Shares that may be awarded to any Participant in any fiscal year in the form of stock options and stock appreciation rights may not exceed 100,000 and the maximum number of Shares which may be paid to any Participant in connection with certain awards designated as "performance compensation awards" for purposes of Section 162(m) of the Code in respect of a single performance period shall be 100,000 Shares. If, after the effective date of the Stock Incentive Plan, any Shares covered by an award granted under the Stock Incentive Plan, or to which such an award relates, are forfeited, or if an award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the Shares covered by such award shall again be, or shall become, Shares with respect to which awards may be granted under the Stock Incentive Plan.

         In the event of a "change of control" of the Company (as defined in the Stock Incentive Plan), any outstanding Awards then held by Participants which are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such change of control. Unless otherwise specified in the grant of a particular Award, Awards under the Stock Incentive Plan are subject to cancellation or rescission in the event that the Participant engages in activities that are competitive with the Company or if the Participant fails to comply with provisions regarding the confidentiality of Company information and the Company's ownership of inventions and innovations.

         The Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Stock Incentive Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement; and provided further that no such amendment may materially and adversely affect any Participant in the Stock Incentive Plan without such Participant's consent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors consists of Robert
D. Halverstadt, Chairman of the Board of Directors and Edouard Duval, a director of the Company. The Company has entered into or expects to enter into the following transactions with SIMA and its subsidiaries, including Aubert & Duval, and Mr. Halverstadt and Applied Innovative Management Engineering ("AIME"), a sole proprietorship of Mr. Halverstadt. Edouard Duval is a Directeur General of SIMA and has a minority equity interest in SIMA.

         TECHNOLOGY EXCHANGE AGREEMENT. The Company and SIMA are parties to a technical information exchange agreement (the "Technology Exchange Agreement"). During the term of the Technology Exchange Agreement, subject to certain exceptions, SIMA and the Company are required, to the best of their ability and subject to government controls and other limitations imposed by preexisting agreements with third parties, to furnish all technical information pertaining to the manufacture of high temperature alloys and other alloys and materials, as may be needed and requested by the other to further develop and diversify its respective business. Under the agreement, SIMA and the Company will periodically provide technical and manufacturing persons to consult and advise each other. Neither party will receive compensation from the other for the information and assistance provided, and all information provided under the Technology Exchange Agreement shall be kept confidential by the recipient. The Technology Exchange Agreement will remain in effect until terminated by either party upon 30 days' advance written notice to the other party. Termination will not affect either party's right to continue to use information received from the other.

         MANAGERIAL ASSISTANCE AGREEMENT. The Company and SIMA are parties to a managerial assistance agreement (the "Managerial Assistance Agreement"). The Managerial Assistance Agreement provides that SIMA will provide the Company with information and advice regarding the management of its existing business and the expansion of the Company's business into new products and markets. Under the terms of the Managerial Assistance Agreement, the Company (i) compensates SIMA for managerial assistance at a rate of $30,000 per month and (ii) reimburses SIMA for out-of-pocket telecommunication charges, travel costs and subsistence while traveling, to the extent that such expenses are reasonable and for the benefit of the Company. SIMA will provide the Company, within 30 days after the end of each month in which managerial assistance is provided, a written report fully detailing the managerial assistance furnished, including the assistance, advice and recommendations given and made. Payment to SIMA will be made within 30 days following receipt and acceptance by the Company of an invoice and appropriate expense documents. All payments are to be free of tax and charges of governments other than the government of France. The Managerial Assistance Agreement provides that SIMA may be requested to provide services beyond the scope or level previously provided by SIMA, whether in connection with potential acquisitions, financings or other matters involving the Company. In such event, SIMA shall be entitled to compensation in addition to the monthly fee referred to above, based on the time spent and other relative factors, as SIMA and the Company will mutually agree. The Managerial Assistance Agreement will remain in effect until terminated by either party upon 30 days' advance written notice to the other party. All information and advice provided by SIMA and all information provided to SIMA by the Company in connection with the Managerial Assistance Agreement will be kept confidential. The Company paid $270,000 to SIMA pursuant to the Managerial Assistance Agreement in 1997.

         ENCAPSULATING SERVICES AGREEMENT. The Company and Compagnie Industrielle Des Metaux Durs ("CIMD"), a indirect subsidiary of SIMA, are parties to an encapsulating services agreement (the "Encapsulating Services Agreement"). The Encapsulating Services Agreement provides that the Company will consign its encapsulating machine, capsules, dental alloy and mercury pillows to CIMD and purchase encapsulating services from CIMD. The Company will retain ownership of such materials at all times. CIMD will encapsulate the dental alloy and mercury pillows for resale by the Company and will ship the filled capsules directly to the Company's customers. The Company will pay CIMD (i) $0.094 per capsule for the first 2,000,000 capsules shipped in any calendar year; (ii) $0.057 per capsule for the second 2,000,000 capsules shipped in any calendar year; and (iii) $0.05 per capsule for capsules shipped in excess of 4,000,000 capsules in any calendar year. No amounts were paid in 1997. The Encapsulating Services Agreement has a term of five years or until terminated by either party in the event of the other party's material breach of the agreement. All confidential information provided to CIMD by the Company in connection with the Encapsulating Services Agreement will be kept confidential.

         AFFILIATE SALES. During 1997, the Company sold superalloy and special alloy products to affiliates of SIMA. The net revenues from such sales were $10.5 million. Management believes that the terms of such sales are no less favorable to the Company than the terms that it would have obtained in transactions with unaffiliated third parties. The Company may sell superalloy and special alloy products to affiliates of SIMA in the future.

         RAW MATERIALS. In the past, from time to time, the Company and affiliates of SIMA have sold raw materials to each other. Management believes that the terms of such sales are no less favorable to the Company than the terms that it would have obtained in transactions with unaffiliated third parties. The Company and SIMA expect that such sales may occur in the future.

         INSURANCE. The Company and Aubert & Duval, a subsidiary of SIMA, share common insurance coverage for aircraft/space liabilities, contingent liabilities and excess liabilities greater than $10 million but less than $50 million. The Company is charged a pro rata premium based on the net sales of the covered parties. The Company was charged $200,840 for such premiums in 1997. The Company believes that the insurance coverage provided to it is more favorable than the insurance coverage that it could obtain as a stand-alone entity.

         CONSULTING ARRANGEMENTS. The Company has regularly engaged Robert D. Halverstadt and AIME as consultants. In 1997, Mr. Halverstadt and AIME received approximately $212,000 in fees and expense reimbursements. The Company intends to continue to employ Mr. Halverstadt and AIME as consultants in the future. In addition, Mr. Halverstadt received a $70,000 success fee for advice rendered in connection with the Company's initial public offering in the first quarter of 1997.

REPORT OF COMPENSATION COMMITTEE

         THE REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS AND THE PERFORMANCE GRAPH FOLLOWING IT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND WILL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

         The Committee advises the Board of Directors on compensation matters, which reviews and approves all compensation determinations made by the Committee. Dr. Muzyka, President and Chief Executive Officer, attends meetings of the Committee and provides input on employee goals and objectives and participates in evaluations of employee performance. All determinations of the Committee are made by Messrs. Halverstadt and Duval. The Committee's policy is to review and establish executive compensation to ensure that base pay and incentive compensation are sufficient to attract and retain qualified executive officers, and to provide incentive systems reflecting both financial and operating performance as well as an alignment with shareholder interests. The Committee implements these principles through a combination of base salary and benefit programs, an annual incentive program and an equity based long-term incentive program.

ELEMENTS OF EXECUTIVE COMPENSATION

         BASE PAY. The Company seeks to provide compensation packages that it believes are competitive with other companies in order to attract and retain qualified executives. The Company has employment agreements or severance agreements with certain of its executive officers. See "Executive Compensation--Employment and Severance Agreements." Base salaries for most of the Company's executive officers remained relatively constant in 1995 through 1997. In 1997, the

Company retained an independent outside consulting firm to prepare a report that compared the base salary and benefits programs of the Company to those of peer companies ("Report"). The Committee utilized the Report and input from Dr. Muzyka and his staff to adjust the Company's executive base compensation to remain consistent with competitive levels.

         ANNUAL INCENTIVE PROGRAM. The Company has established an incentive compensation program based on the financial performance of the Company and on performance goals determined in conjunction with the Company's executives. The Company's incentive compensation program ties one half of an executive's bonus to overall Company financial performance and one half to objectives tailored to the individual executive's position. Individual objectives are developed for each executive at the beginning of the year by the Committee with the participation and input of the particular executive, the executive's supervisor and the Company's President and Chief Executive Officer. In developing these objectives, the Committee seeks to establish functional standards that are as specific and measurable as possible. At the end of the year, an executive's performance is evaluated by the executive's supervisor against these functional standards using a scoring system to determine the extent to which an executive's objectives have been met. An executive's bonus is then determined by the Committee using a formula which utilizes the executive's performance score and is weighted by the executive's position grade. An additional component of bonus compensation may be awarded at the Committee's discretion for outstanding performance.

         LONG TERM STOCK INCENTIVE PROGRAM. In January 1997 the Company adopted the Special Metals Corporation Long Term Stock Incentive Plan ("Stock Plan") in which officers, other key employees and directors of the Company are eligible to participate. Awards may be made in the form of stock options, stock appreciation rights, restricted stock, performance awards and other stock based awards. In February 1997 the Company awarded options to purchase a total of 295,500 shares of common stock to its executive officers, directors and other key employees, of which 135,000 were awarded to the Named Executive Officers. These options vest one half on the second anniversary of the date of grant and one quarter on each of the third and fourth anniversaries of the date of grant. In July 1997, the Company awarded 2,000 shares of restricted stock to each of Dr. Muzyka and Mr. Darling. In February 1998, the Company awarded options to purchase a total 103,500 shares of common stock to its executive officers, directors and other key employees, of which 57,000 were awarded to the Named Executive Officers. These options vest one-third on each of the first three anniversaries following the date of grant. Awards under the Stock Plan are approved by the Company's Board of Directors with the advice of the Committee. The Committee believes that providing Company's executives with stock-based compensation will help link executive compensation to the creation of stockholder value. Decisions regarding the number of options granted to a particular executive were based on the executive's current performance as well as the expected impact of stock-based compensation on the executive's future performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Committee uses the same policies with respect to the compensation of all of its executives, including Dr. Muzyka, the Company's Chief Executive Officer. The functional objectives used in determining Dr. Muzyka's bonus for 1997 included the successful completion of the Offering, an increase in the Company's stockholders equity and the development of strategic plans for the

Company. Dr. Muzyka is the sole participant in the Company's Equity Appreciation Rights Plan and Company's Supplemental Retirement Income Plan. These two plans were established specifically for Dr. Muzyka and were designed to compensate Dr. Muzyka for similar long term and retirement compensation that he forfeited when he left his former employer to join Special Metals in 1990. See "Executive Compensation--Equity Rights Plan" and "--Supplemental Retirement Income Plan."

                                    Compensation Committee

                                    Edouard Duval
                                    Robert D. Halverstadt

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return (assuming reinvestment of dividends, if any) from investing $100 on February 26, 1997 (the date of the Corporation's initial public offering) in each of (i) the Corporation's Common Stock; (ii) the NASDAQ Composite Index; and (iii) a Peer Group Index of ten companies that are engaged in the manufacture of specialty metals (Allegheny Teledyne Inc.; Carpenter Technology Corporation; Doncasters plc.; Oregon Metallurgical Corporation; Precision Castparts Corp.; RMI Titanium Company; SIFCO Industries, Inc.; SPS Technologies, Inc.; Titanium Metals Corporation; and Wyman-Gordon Company (the "Peer Group Index")).

              COMPARISON OF CUMULATIVE RETURN AMONG SPECIAL METALS
            CORPORATION, NASDAQ COMPOSITE INDEX AND PEER GROUP INDEX



                                    [Graph]



                                           2/26/97          12/31/97
                                           -------          --------
       Special Metals Corporation           100.00            106.67
       NASDAQ Composite Index               100.00            117.62
       Peer Group Index                     100.00            108.94

CERTAIN TRANSACTIONS

TRANSACTIONS WITH PRINCIPAL STOCKHOLDERS

         The Company and the Principal Stockholders have from time to time entered into various business transactions and agreements, and the Company and the Principal Stockholders may from time to time enter into additional transactions and agreements in the future. The following is a summary of certain agreements and transactions between the Company and the Principal Stockholders.

         TRANSACTIONS WITH SIMA. The Company is party and may, in the future, become a party to transactions with SIMA, of which Edouard Duval, a director of the Company, is a Directeur General and owns a minority equity interest. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation--Technology Exchange Agreement," "--Managerial Assistance Agreement," "--Encapsulating Services Agreement," "--Affiliate Sales," "--Raw Materials" and "--Insurance."

         REGISTRATION RIGHTS. Under a registration rights agreement (the "Registration Rights Agreement") among the Company and the Principal Stockholders, the Company has granted the Principal Stockholders the right to require, subject to the terms and conditions set forth therein, the Company to register shares of Common Stock held by the Principal Stockholders (the "Registrable Securities") for sale in accordance with their intended method of disposition thereof (a "demand registration"). The holders of a majority of the Registrable Securities may request one demand registration per year (except in certain circumstances). In addition, so long as any Principal Stockholder continues to hold at least 5% of the outstanding Common Stock, such Principal Stockholder shall also have the right to request one demand registration. The Principal Stockholders may not require more than one demand registration each year. Additionally, the Company has granted to each Principal Stockholder the right, subject to certain exceptions, to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders (a "piggy-back registration").

         The Registration Rights Agreement provides that to the extent not inconsistent with applicable law, each holder of Registrable Securities will not effect any public sale or distribution of any Registrable Securities of the Company, or any securities convertible into or exchangeable or exercisable for such Registrable Securities, during the seven days prior to and the 90 days after any registration relating to such Registrable Securities has become effective, except as part of such registration, if requested by the Company or the managing underwriter or underwriters of such offering. In addition, the Company has agreed not to effect any public sale or distribution of its Registrable Securities or securities convertible into or exchangeable or exercisable for any of such Registrable Securities during the seven days prior to and the 90 days after any registration relating to such Registrable Securities has become effective, except as part of such registration and except pursuant to registrations relating to employee benefit plans and certain other offerings.

         The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by the Principal Stockholders in connection with the demand and piggy-back registrations. Subject to certain limitations specified in the Registration Rights Agreement, the Principal Stockholders' registration rights are assignable to third parties. The Registration Rights

Agreement contains indemnification and contribution provisions by the Company for the benefit of the Principal Stockholders and their respective permitted assigns and their related persons. Each Principal Stockholder's rights under the Registration Rights Agreement will terminate if such Principal Stockholder ceases to own at least 5% of the outstanding Common Stock. AMI and LWH exercised their piggy-back rights in the Company's initial public offering in the first quarter of 1997 with respect to 775,000 shares of Common Stock. The Company incurred approximately $700,000 of expenses in connection with the Company's initial public offering and indemnified the Selling Stockholders for certain liabilities, including liabilities under the Securities Act.

CONSULTING ARRANGEMENTS

         The Company has regularly engaged Robert D. Halverstadt, Chairman of the Board of Directors, and AIME, a sole proprietorship of Mr. Halverstadt, as consultants. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation--Consulting Arrangements."

         The Company also has consulting agreements with Mr. Treuille, a member of the Board of Directors, for financial services advice and Dr. Decker, a member of the Board of Directors, for technical advice. During 1997, the fees paid and expenses reimbursed to Mr. Treuille and Dr. Decker under these consulting agreements were $54,680 and $12,000, respectively.

         In addition, Messrs. Treuille and Halverstadt each also received a $70,000 success fee for advice rendered in connection with the Company's initial public offering in the first quarter of 1997.

                         RATIFICATION OF APPOINTMENT OF
                           INDEPENDENT PUBLIC ACCOUNTS

         The Board of Directors has selected the firm of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1998. Ratification of such appointment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented and voting in person or by proxy at the Annual Meeting or any adjournment thereof.

         Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1998. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF SUCH APPOINTMENT.

                                 OTHER BUSINESS

         As of the date of this Proxy Statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matter as recommended by the Board of Directors.

                                  ANNUAL REPORT

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY AT SPECIAL METALS CORPORATION, 4317 MIDDLE SETTLEMENT ROAD, NEW HARTFORD, NEW YORK 13413.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company on or prior to December 16, 1998 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with the 1999 Annual Meeting.

                                OTHER INFORMATION

         The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company.

                                       By order of the Board of Directors,

                                       Robert F. Dropkin
                                       Secretary

New Hartford, New York
April 15, 1998

                           SPECIAL METALS CORPORATION
            4317 MIDDLE SETTLEMENT ROAD NEW HARTFORD, NEW YORK 13413

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- MAY 28, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of Special Metals Corporation (the "Company") hereby appoints Robert D. Halverstadt and Donald R. Muzyka, and each of them, with full power of substitution in each, as proxies to cast all votes, as designated on the reverse side, which the undersigned stockholder is entitled to cast at the 1998 Annual Meeting of Stockholders of the Company to be held on Thursday, May 28, 1998, at 11:00 a.m., at the Radisson Hotel - Utica Centre, 200 Genesee Street, Utica, NY 13502, and at any adjournments thereof, upon the following matters:

1. Proposal to elect as directors of the Company the following persons, to hold office for a term of three years expiring at the annual meeting to be held in 2001.

         FOR the nominees listed below (except as marked to the contrary below)

         WITHHOLD AUTHORITY to vote for all the nominees listed below

NOMINEES: Donald C. Darling, Raymond F. Decker and Robert F. Dropkin.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, please cross out that nominee's name.)

2. Proposal to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for calendar year 1998.

         [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

(INSTRUCTIONS: Check appropriate box. Proxies returned with no box checked will be voted for Proposal 2.)

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please check here if you plan to attend the meeting [ ].


                           (PLEASE SIGN ON OTHER SIDE)

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE MEETING.



 .................   ....................................    Dated...........1998
    Signature            Signature if Held Jointly


    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

         Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.